EXHIBIT 11

                       COMPUTATION OF PER SHARE NET INCOME


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                                                        For the Three Months Ended June 30,
                                                               1997          1996
                                                            -----------   -----------
Net income for the period used in
  determining net income per share                          $10,942,318   $ 3,562,134

Weighted average common and common equivalent shares
  used in determining net income per share:
         Primary                                             15,221,231    14,471,456
         Assuming full dilution                              15,221,231    14,503,774

Primary and fully dilutive net income per share             $      0.72   $      0.25




                                                        For the Nine Months Ended June 30,
                                                                1997          1996
                                                            -----------   -----------
Net income for the period used in
  determining net income per share                          $27,337,033   $ 9,269,589

Weighted average common and common equivalent shares
  used in determining net income per share:
         Primary                                             15,129,909    14,461,558
         Assuming full dilution                              15,176,731    14,491,450

Net income per share:
         Primary                                            $      1.81   $      0.64
         Assuming full dilution                             $      1.80   $      0.64


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